Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-181854, 333-177799 and 333-193165) of Groupon, Inc. of our report dated November 27, 2014 relating to the consolidated financial statements of LivingSocial Korea, Inc., which appears in the Current Report on Form 8-K of Groupon, Inc. dated February 12, 2015.

/s/ Samil PricewaterhouseCoopers
Seoul, Korea
February 12, 2015